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                                                                    EXHIBIT 10.5

                      HUA YANG PRINTING HOLDINGS CO., LTD.

                              EMPLOYMENT AGREEMENT
                                       FOR
                                  KEVIN MURPHY

        This employment agreement dated 1st November 2001, is made between Hua Yang Printing Holdings Co., Ltd. ("Company") a subsidiary of Zindart Ltd. ("Zindart") and Kevin Murphy ("Employee").

        1. POSITION AND RESPONSIBILITIES.

               1.1 The Company will employ Employee and Employee shall serve in an executive capacity as President and Chief Executive Officer ("CEO") of the Company and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall reasonably designate or as shall be reasonable appropriate and necessary in connection with such employment ("the Employment").

               1.2 Subject to Section 4 below, Employee will, to the best of his ability, devote his full time and best efforts to the performance of his duties hereunder and the business and affairs of the Company and its subsidiaries. He will be assigned such facilities and support staff as are customarily associated with the position of President and CEO. He will report to the Chairman of Zindart, and employees of the Company will report to him.

               1.3 Employee will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business, except to the extent that such rules and regulations may be inconsistent with Employee's executive position.

        2. TERM OF EMPLOYMENT; TERMINATION.

               2.1 The effective date of this agreement ("this Agreement") is November 1 , 2001 ("Effective Date").

               2.2 Unless otherwise mutually agreed in writing, this Agreement and the Employment shall be terminated on the earliest of:

                      (a) Employee's death, or any illness, disability or other incapacity in such a manner that he is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period;

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                      (b) three (3) months after Employee, for any reason, gives written notice to the Company of his termination;

                      (c) three (3) months after the Company, with or without cause, gives written notice to Employee of his termination; or

                      (d) March 31st 2002

               2.3 The determination under Section 2.2(a) regarding whether Employee is physically unable regularly to perform his duties shall be made by the Board of Directors of Zindart. Employee's inability to be physically present on the Company's premises shall not constitute a presumption that he is unable to perform such duties.

               2.4 Any notice required to be given pursuant to this Section 2 shall be given in accordance with the provisions of Section 12 hereof. The exercise of either party's right to terminate this Agreement pursuant to subsection (b) or (c) above shall not abrogate the rights and remedies of the terminating party regarding the breach, if any, giving rise to such termination.

               2.5 The Employment may be immediately terminated for cause if, in the reasonable determination of the Board of Directors of Zindart, Employee is convicted of any felony or of any crime involving moral turpitude or dishonesty, or has participated in any fraud against the Company, or has breached his duties to Zindart, the Company or any of their subsidiaries ("the Group"), or has wrongfully disclosed any trade secrets or other confidential information of the Group, or has breached this Agreement or the Employee Proprietary Information and Inventions Agreement between Employee and the Company (the "Proprietary Information Agreement").

               2.6 If the Employment is terminated by the Company in accordance with this Agreement, Employee will have no right to work during the period of notice provided hereunder (although the Company will have power to require him to do so) provided that the Company provides Employee pay in lieu of notice. On the termination of the Employment, howsoever arising, Employee shall at the request of the Company immediately resign all offices held by you in any company in the Group.

        3. COMPENSATION AND BENEFITS:

               3.1 BASIC SALARY

                      For each year of the Employment, during each of the first eleven months Employee shall receive the basic monthly salary of $HK90,000 and for the twelfth month shall receive a monthly salary which is double this amount, being $HK180,000, subject to increase as determined in the sole discretion of the Company's Board of Directors in accordance with Company policy. The salary to be paid for the first eleven months of each year shall be referred to herein as the "Basic Monthly Salary."

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               3.2 BONUS & INCENTIVE COMPENSATION

                      Employee shall also be eligible for discretionary and/or statutory benefits of the Company under bonus, pension, provident fund, group insurance, long-term disability, life insurance, profit-sharing or other Company benefit plans which may be in force from time to time and provided to the Company's employees generally.

                3.3 OTHER BENEFITS

                      Employee shall be entitled to use of a Company Car (provided a China licence is obtained) and may use the company's employed driver to drive him to meeting's and events in the ordinary course of business.

                3.4 VACATION

                      Employee shall be entitled to 20 days paid vacation per annum on a pro-rata basis in addition to official Hong Kong public holidays to be taken at such time or times as may be approved by the Chairman of Zindart.

                3.5 OPTIONS

                      Employee shall be entitled to options in respect of 100,000 shares under the [Zindart Share Option Scheme] upon the Effective Date and such further option awards based upon performance evaluation at the discretion of the Zindart board of directors.

        4. EXPENSES

               Employee shall be entitled by way of reimbursement to be paid all reasonable travelling, hotel and other expenses wholly exclusively and necessarily incurred by him in and about the performance of his duties under this Agreement provided that Employee if so required by the Company provides reasonable evidence of the expenditure in respect of which he claims reimbursement.

        5. OTHER ACTIVITIES DURING AND AFTER EMPLOYMENT

               5.1 Except with the prior written consent of the Board of Directors of Zindart, Employee will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which he is a passive investor. Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

               5.2 Except as permitted by Section 5.3, Employee will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Employee to be adverse or antagonistic to the Group, its business or prospects, financial or otherwise.

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               5.3 During the term of the Employment and for a period of one (1)
year following termination of the Employment, except on behalf of the Company, Employee will not directly or indirectly, whether as an officer, director, stockholder, owner, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which directly or indirectly competes with the Group in China and Hong Kong, in any line of business engaged in (or planned to be engaged in) by the Group; provided, however, that anything above to the contrary notwithstanding, Employee may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

               5.4 During the term of the Employment and for a period of two (2) years following termination of the Employment, Employee will not, either directly or through others, solicit or attempt to solicit any employee of the Group, or any independent contractor who performs forty (40) or more hours per month of services for the Group, to terminate his or her relationship with the Group in order to become an employee, consultant or independent contractor to or for any other person or entity.

               6. FORMER EMPLOYMENT

               6.1 Employee represents and warrants that the Employment will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship of Employee. Employee represents and warrants that he does not possess confidential information arising out of any prior employment which, in his best judgment, would be utilized in connection with his engagement by the Company, except in accordance with agreements between his former employer and the Company.

               6.2 If, in spite of the second sentence of Section 6.1, Employee should find that confidential information belonging to any former employer might be usable in connection with the Company's business, he will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of his former employers (except in accordance with agreements between the Company and any such former employer); but during the Employment Employee will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

        7. PROPRIETARY INFORMATION AND INVENTIONS. Employee agrees to be bound by the provisions of the Proprietary Information Agreement, which he must sign at the same time he signs this Agreement as a condition of the Employment.

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        8. GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed and construed according to the laws of Hong Kong as such laws are applied to agreements entered into and to be performed entirely within Hong Kong between Hong Kong residents. Employee expressly consents to the non-exclusive jurisdiction of the Hong Kong Labour Tribunal or courts for any lawsuit filed there against him by the Company arising from or related to this Agreement.

        9. REMEDIES. Employee's duties under the Proprietary Information Agreement shall survive termination of the agreement. Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of the Proprietary Information Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        10. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or by Employee.

        11. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        12. NOTICES. Any notice which the Company is required or may desire to give Employee shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to Employee at the address of record with the Company, or at such other place as Employee may from time to time designate in writing. Any notice which Employee is required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

        13. WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

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        14. COMPLETE AGREEMENT; AMENDMENTS. This Agreement together with the
Proprietary Information Agreement, is the entire agreement of the parties with respect to the subject matter hereof and thereof, and this Agreement supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof, and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

        15. HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        16. ATTORNEY FEES. If either party hereto brings any action to enforce its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

        17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.



/s/ KEVIN MURPHY




/s/ P.A.J. GARDINER
for and on behalf of HUA YANG
PRINTING HOLDINGS CO., LTD.


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                                                                      Appendix I

                                  MECHANICS OF
                        BONUS/INCENTIVE COMPENSATION PLAN



                           [TARGET PERFORMANCE CHART]



1.      Basic Earnings are 60% of Target Earnings.

2.      Incentive Earnings are 40% of Target Earnings

3. Incentive Earnings commence at 80% of Target Performance and continue on a straight line basis i.e. if performance is 120% of Target Performance then Incentive Earnings at 80% of Basic Earnings OR for every 1% above 80% of performance 2% of Basic Earnings is earned.